Exhibit 10.1

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of August 1, 2023, is made by and between BYTE Acquisition Corp., a Cayman Islands exempted company (the “Company”), the undersigned shareholder (the “Holder”), and, solely for the purpose of acknowledging the post-closing covenant in paragraphs 6, 7(a) and 7(b) of this Agreement, Airship AI Holdings, Inc. (the “Target”).

RECITALS

WHEREAS, the Company has entered into the Merger Agreement (“Merger Agreement”), dated as of June 27, 2023, with the Target and Byte Merger Sub, Inc. (“Merger Sub”), pursuant to which, at the closing of the transactions contemplated therein, the Company will domesticate as a Delaware corporation and, following such domestication, the Target will merge with and into Merger Sub, with Target surviving as a wholly-owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, the Company’s amended and restated memorandum and articles of association, as amended (the “Articles”), provides that a shareholder of the Company may redeem its Class A ordinary shares, par value $0.0001 per share, initially sold as part of the units in the Company’s initial public offering (whether they were purchased in such initial public offering or thereafter in the open market) (the “Public Shares”) in connection with the consummation of the Business Combination, on the terms set forth in the Articles (“Redemption Rights”);

WHEREAS, Section 6.10 of the Merger Agreement requires the Company to, no later than the Non-Redemption Agreement End Date (as defined in the Merger Agreement), enter into non-redemption agreements pursuant to which, among other things, investors will commit to hold or acquire, as applicable, and not to exercise Redemption Rights with respect to an aggregate of $7,000,000 of Public Shares in connection with the Business Combination;

WHEREAS, in furtherance of the Company’s obligations under Section 6.10 of the Merger Agreement, Holder wishes to acquire from shareholders of the Company $6,000,000 in aggregate value of Public Shares (the “Holder’s Shares”), either in the open market or through privately negotiated transactions, at a price no higher than the redemption price per share payable to shareholders who exercise Redemption Rights (the “Redemption Price”), prior to the closing date of the Business Combination (the “Closing Date”) and to agree to waive its Redemption Rights and hold the Holder’s Shares through the Closing Date, and to agree to abstain from voting and not vote the Holder’s Shares in favor of or against the Business Combination, and related matters set forth herein; and

WHEREAS, on or prior to the Closing Date, the Company expects to enter into other agreements (the “Other Non-Redemption Agreements”) with certain other investors and/or shareholders (the “Other Holders”) pursuant to which such Other Holders will agree to waive their Redemption Rights.

NOW, THEREFORE, in consideration of the foregoing and the mutual acknowledgments, understandings, and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Holder hereby agree as follows:

1. Representations and Warranties of Holder. Holder represents and warrants that:

(a) Holder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of Holder enforceable against Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Holder does not, and the performance by Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Holder or applicable law to which Holder or the Holder’s Shares is subject, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Holder or any Holder’s Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Holder of its obligations under this Agreement.

(c) As of the date of this Agreement, (i) there is no action, claim, suit, audit, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any governmental authority pending against Holder or, to the knowledge of Holder, threatened against Holder and (ii) Holder is not a party to or subject to the provisions of any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, in each case, that questions the beneficial or record ownership of the Holder’s Shares or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by Holder of its obligations under this Agreement.

2. Purchase of Shares; Waiver of Redemption Rights.

(a) Holder shall purchase the Holder’s Shares, at a price no higher than the Redemption Price, from third parties in the open market or through privately negotiated transactions, including from shareholders of the Company that elect to exercise Redemption Rights. In order to effectuate the foregoing, to the extent legally permitted to do so, Holder shall purchase Holder’s Shares at any time and from time to time prior to the Closing Date.

(b) Holder acknowledges that it will have Redemption Rights with respect to the Holder’s Shares purchased hereunder pursuant to the Articles. Holder covenants and agrees, for the benefit of the Company, that neither it nor any of its controlled affiliates shall exercise any Redemption Rights under the Articles with respect to the Holder’s Shares.

(c) Holder and its controlled affiliates shall not directly or indirectly Transfer the Holder’s Shares at any time following the date such shares are acquired through the Termination Date. As used herein, “Transfer” shall mean the following: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) promulgated thereunder with respect to, any of the Holder’s Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Holder’s Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d) In furtherance of the covenants in paragraphs 2(b) and 2(c): (x) Holder hereby irrevocably waives, on behalf of itself and its controlled affiliates, the Redemption Rights, and irrevocably constitutes and appoints the Company and its designees, with full power of substitution, as its (and its controlled affiliates’) true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made in contravention of paragraph 2(b) above with respect to any Holder’s Shares and to cause the Company’s transfer agent to fail to redeem such Holder’s Shares in connection with the Business Combination, (y) Holder shall deliver such documentation as is reasonably requested by the Company to evidence that none of the Holder’s Shares have been redeemed or Transferred, and (z) in the event of a breach of paragraph 2(b) or 2(c) with respect to any Holder’s Shares (the “Transferred/Redeemed Shares”), Holder unconditionally and irrevocably agrees to, or to cause one or more of its affiliates to, subscribe for and purchase from the Company (or from its assignee(s) or designee(s)) prior to the Closing Date a number of Class A ordinary shares of the Company equal to the number of such Transferred/Redeemed Shares, for a per share purchase price equal to the amount to be received by public shareholders of the Company exercising their Redemption Rights in connection with the Business Combination.

(e) The Company acknowledges and agrees that the Holder and/or its controlled affiliates may own additional public shares in excess of the Holder’s Shares (the “Other Shares”) and that nothing herein shall restrict any rights of the Holder with respect to such Other Shares including, without limitation, the Redemption Rights or to otherwise exercise any right with respect to such Other Shares.

(f) In consideration of the Holder’s agreement hereunder to waive its Redemption Rights with respect to the Holder’s Shares, the Company shall pay to the Holder in cash $0.033 per Holder’s Share per month from July 29, 2023 through the Termination Date (the “Non-Redemption Payment”). The Non-Redemption Payment shall be paid on the earliest of: (1) the Closing Date, (2) the date of the redemption of Byte Class A ordinary shares following the termination of this Agreement or (3) the liquidation of Byte.

3. Agreement to Abstain from Voting.

(a) Holder and the Company acknowledge the guidance published by the Division of Corporation Finance with respect to tender offers set forth in the Tender Offer Rules and Schedules Compliance and Disclosure Interpretations, Question 166.01. Accordingly, Holder covenants and agrees that Holder and its controlled affiliates shall (i) appear at any meeting of the shareholders of the Company, however called, or at any adjournment thereof, in person or by proxy, or otherwise cause all of the Holder’s Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) tender an “abstain” vote with respect to all of Holder’s Shares with respect to, and not vote any of Holder’s Shares for or against, the Merger Agreement, the Business Combination or any other proposal brought by the Company in connection with the Business Combination.

(b) Holder shall vote all of Holder’s Shares against any proposal in opposition to approval of the Business Combination or in competition with or inconsistent with the Merger Agreement, the Business Combination or the transactions contemplated thereby, and against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or (ii) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital shares of, the Company.

4. Covenants of the Holder. Holder hereby agrees to permit the Company to publish and disclose Holder’s identity, ownership of the Holder’s Shares and any Other Shares and the nature of Holder’s commitments, arrangements and understandings under this Agreement and a copy of this Agreement, in (a) the proxy materials filed by the Company with the SEC in connection with the Business Combination, (b) any Form 8-K filed by the Company with the SEC in connection with the execution and delivery of this Agreement, or in connection with the Business Combination, and (c) any other documents or communications provided by the Company or the Company to any governmental authority or to the Company’s shareholders, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities. Holder agrees that it shall not, and shall cause its affiliates not to, indirectly accomplish or attempt to accomplish that which it is not permitted to accomplish directly under this Agreement.

5. Other Non-Redemption Agreements. The Company shall not enter into Other Non-Redemption Agreements representing an aggregate value of Public Shares which, together with the value of Public Shares subject to this Non-Redemption Agreement, would exceed $12,200,000.

6. Additional Financing. For a period of seven (7) months following the Closing Date, the Company shall not consummate an equity or equity-linked financing at a per share price less than $5.00 per share. The covenant set forth in this paragraph 6 will survive the consummation of the Business Combination.

7. Miscellaneous.

(a) The Company agrees to indemnify and hold harmless the Holder and its partners, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities, and will advance to the Holder and/or its partners any and all fees, costs, expenses and disbursements related to investigating, preparing, defending, asserting, or enforcing any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration (including any and all legal and other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of, related to, or in connection with this Agreement.

(b) At least five (5) business days prior to the consummation of the Business Combination, the Company shall instruct its transfer agent and take all other necessary actions (including causing the delivery by its counsel of a legal opinion) to remove all restrictive legends, immediately upon the consummation of the Business Combination, from any book-entry positions evidencing securities of the Company that are not subject to a lock-up agreement and to which the Holder or its partners are entitled.

(c) This Agreement shall terminate on the earliest to occur of (i) the Closing Date, (ii) the termination of the Merger Agreement or (iii) the Outside Closing Date (as such term is defined in the Merger Agreement) (the earliest of (i), (ii) or (iii), the “Termination Date”); provided, however, that the covenants contained in Section 6 shall survive the termination of this Agreement in the event that the Business Combination is consummated, and the covenants contained in this Section 7 shall survive the termination of this Agreement in all instances.

(d) Holder acknowledges that the Company will rely on the representations, warranties, acknowledgments, understandings and agreements contained in this Agreement. Holder agrees to promptly notify the Company if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

(e) Each of the Company and the Holder is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) Neither this Agreement nor any rights that may accrue to Holder hereunder may be transferred or assigned. Neither this Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned, except to the Target.

(g) This Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(h) This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(i) Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) Holder acknowledges that the Company has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Holder agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement or otherwise; provided, that such release and waiver of Claims shall not include any rights or claims of Holder or any of its controlled affiliates to exercise Redemption Rights with respect to the Other Shares and, after the Termination Date, the Holder’s Shares. In the event Holder has any Claim against the Company, Holder shall pursue such Claim solely against the Company’s assets outside the Trust Account and not against the property or any monies in the Trust Account. Holder agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by the Company to induce the Company to enter into this Agreement and Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law.

(k) If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l) This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(m) Holder shall pay all of its own expenses in connection with this Agreement and the transactions contemplated hereby.

(n) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Holder, to such address or addresses set forth on the signature page hereto;

If to the Company, to:

BYTE Acquisition Corp
445 Park Avenue, 9th Floor
New York, NY 10022
Attn: Sam Gloor
Email: sam.gloor@bytespac.com

with a required copy to (which copy shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Elliott Smith
Email: elliott.smith@whitecase.com

(o) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this paragraph 7(o) shall not be required to provide any bond or other security in connection with any such injunction.

(p) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(q) Any claim, action, suit, assessment, arbitration or proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, action, suit, assessment, arbitration or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such claim, action, suit, assessment, arbitration or proceeding shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, assessment, arbitration or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, assessment, arbitration or proceeding brought pursuant to this paragraph 7(q). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(r) Holder hereby covenants and agrees that, except for this Agreement, it (i) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Holder’s Shares and (ii) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Holder’s Shares that is inconsistent with this Agreement.

(s) Nothing contained in this Agreement shall be deemed to vest in the Company or its subsidiaries any direct or indirect ownership or incidence of ownership of or with respect to the Holder’s Shares. All rights, ownership and economic benefits of and relating to the Holder’s Shares of the Holder shall remain fully vested in and belong to the Holder, and none of the Company or its subsidiaries shall have no authority to direct the Holder in the voting or disposition of any of the Holder’s Shares, except as otherwise provided herein.

(t) Holder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company and its subsidiaries in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto; provided, that the partners of the Holder are intended third party beneficiaries of paragraphs 7(a) and 7(b).

(u) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:

BYTE ACQUISITION CORP.

By:	/s/ Samuel Gloor
Name:	Samuel Gloor
Title:	Chief Executive Officer and Chief Financial Officer

HOLDER:

BYTE HOLDINGS LP
By:	BYTE HOLDINGS GP CORP.
General Partner of Byte Holdings LP

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	Director

Address for Notices: 445 Park Avenue, 9th Floor
New York, New York 10022
Attention:	Vadim Komissarov
Email:	vadim.komissarov@bytespac.com

Solely for the purpose of acknowledging the post-closing covenant set forth in paragraphs 6, 7(a) and 7(b) of this Agreement:

AIRSHIP AI HOLDINGS, INC.

By:	/s/ Victor Huang
Name:	Victor Huang
Title:	Chief Executive Officer

[Signature Page to Non-Redemption Agreement]